Exhibit 99.1

Citizens South Banking Corporation and Citizens South Bank Complete
Acquisition of Trinity Bank

          GASTONIA, N.C., Oct. 31 /PRNewswire-FirstCall/ -- Citizens South Bank, the wholly-owned subsidiary of Citizens South Banking Corporation (the “Company”) (Nasdaq: CSBC), announced today that it has completed its acquisition of Trinity Bank (“Trinity”) (OTC Bulletin Board: TYBN).  Trinity is a North Carolina-chartered commercial bank established in 1999.

          Shareholders of Trinity as of the close of business on October 31, 2005 received total merger consideration consisting of approximately 1,280,249 shares of common stock of the Company (subject to the payment of cash in lieu of fractional shares) and approximately $16.8 million in cash (including cash paid in lieu of fractional shares). Shareholders who indicated “No Preference” will receive 1.3931 shares of common stock of the Company for 100% of their shares of common stock of Trinity.  Shareholders who elected to receive all cash will receive $18.25 in cash for 73.2% of their Trinity shares and 1.3931 shares of common stock of the Company for the remaining 26.8% of their shares. Shareholders who elected to receive all stock will receive 1.3931 shares of common stock of the Company for 100% of their shares of common stock of Trinity.  Shareholders who elected to receive cash and shares of common stock of the Company will receive 1.3931 shares of common stock of the Company for 100% of their stock election shares, $18.25 in cash for the 73.2% of their cash portion of their election, and 1.3931 shares of common stock of the Company for each of the remaining 26.8% of their cash election shares.  Cash will be issued in lieu of fractional shares at a rate of $12.38 per whole share.

          As a result of the merger, Citizens South Bank, an independent full service community bank, headquartered in Gastonia, North Carolina, now has approximately $700 million in assets and 14 full-service branches and one loan production office serving the Greater Charlotte market area.

SOURCE  Citizens South Banking Corporation
          -0-                                                                       10/31/2005
          /CONTACT:  Kim S. Price, President and Chief Executive Officer, +1-704-884-2260, or Gary F. Hoskins, Chief Financial Officer, +1-704-884-2263, both of Citizens South Banking Corporation/
          /Web site:  http://www.citizenssouth.com /